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                                                                     EXHIBIT 4.2

                          FIRST SUPPLEMENTAL INDENTURE

                  FIRST SUPPLEMENTAL INDENTURE, dated as of June 30, 2003, among Crum & Forster Holdings Corp., a Delaware corporation ("Holdings"), Crum & Forster Funding Corp., a Delaware corporation ("Funding"), and The Bank of New York, as trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H :

                  WHEREAS, Funding and the Trustee heretofore executed and delivered an Indenture, dated as of June 5, 2003 (as heretofore amended and supplemented, the "Indenture"), providing for the issuance of the 10 3/8% Senior Notes due 2013 (the "Notes") (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

                  WHEREAS, Section 9.1 of the Indenture provides that upon the execution and delivery by Holdings to the Trustee of this First Supplemental Indenture, Holdings shall be the successor Company under the Indenture and the Notes and shall succeed to, and be substituted for, and may exercise every right and power of, Funding under the Indenture and the Notes and Funding shall be discharged from all obligations and covenants under the Indenture and the Notes;

                  WHEREAS, Section 9.1 of the Indenture provides that Funding and the Trustee may enter into this supplemental indenture without notice to or consent of any Holders of the Notes; and

                  WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of Holdings, Funding and the Trustee.

                  WHEREAS, upon the satisfaction of the conditions set forth in
Section 2(a) of the Initial Escrow Agreement, Holdings will be entitled to receive the Released Amount (as defined in the Initial Escrow Agreement) in accordance with the terms of the Initial Escrow Agreement;

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Holdings, Funding and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

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                                   ARTICLE I

                             Assumption by Holdings

                  Section 1.1 Assumption of the Notes. Effective at the effective time of this First Supplemental Indenture:

                  (a) Holdings hereby assumes and agrees to promptly pay, perform and discharge when due each and every debt, obligation, covenant and agreement of any nature whatsoever of "the Company" under the Indenture and the Notes; and

                  (b) Holdings hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and hereby acknowledges that references to "the Company" in the Indenture, shall refer to Holdings from and after such effective time, as the successor to Funding, and Holdings shall succeed to, and be substituted for, and may exercise every right and power of "the Company" under the Indenture and the Notes.

                  Section 1.2 Discharge of Funding. Effective at the effective time of this First Supplemental Indenture:

                  (a) Funding is hereby discharged from all debts, obligations, covenants and agreements of any nature whatsoever under the Indenture and the Notes;

                  (b) Funding shall no longer be bound by any of the terms, provisions and conditions of the Indenture and the Notes and hereby acknowledges that references to "the Company" in the Indenture, shall refer to Holdings from and after such effective time, as the successor to Funding, and not to Funding, and Holdings shall succeed to, and be substituted for, and Funding may no longer exercise any right or power of, "the Company" under the Indenture or the Notes.

                  Section 1.3 Trustee's Acceptance. The Trustee hereby agrees to accept this First Supplemental Indenture and agrees, from and after the effective time of this First Supplemental Indenture, to perform the same under the terms and conditions set forth in the Indenture.

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                                   ARTICLE II

                                  Miscellaneous

                  Section 2.1 Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall not be effective until the conditions set forth in this Section 2.1 have been satisfied. This First Supplemental Indenture shall become effective only upon:

                  (a) the execution and delivery of this First Supplemental Indenture by Holdings, Funding and the Trustee; and

                  (b) the release by the Initial Escrow Agent (as defined in the Initial Escrow Agreement) of the Released Amount to Holdings (or its designee) in accordance with the terms of the Initial Escrow Agreement.

From and after the effective time of this First Supplemental Indenture, the Indenture shall be amended and supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and thereby. In the event that the condition set forth in clause (b) above is not fulfilled within ten
(10) Business Days of the fulfillment of the condition set forth in clause (a) above, this First Supplemental Indenture shall automatically terminate and be of no force or effect.

                  Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.

                  Section 2.3 Indenture and First Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

                  Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented or amended by this First Supplemental Indenture is in all respects confirmed and preserved.

                  Section 2.5 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the

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provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

                  Section 2.6 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 2.7 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

                  Section 2.8 Successors. All agreements of Holdings in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

                  Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

                  Section 2.10 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                  Section 2.11 Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 2.12 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

                  Section 2.13 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by Holdings and Funding.

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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first written above.

                                        CRUM & FORSTER HOLDINGS CORP.

                                        By: /s/ V. PREM WATSA
                                            -------------------------------
                                            Name:  V. Prem Watsa
                                            Title: Chief Executive Officer

                                        CRUM & FORSTER FUNDING CORP.

                                        By: /s/ THOMAS M. STRAUSS
                                            -------------------------------
                                            Name:  Thomas M. Strauss
                                            Title: President

                                        THE BANK OF NEW YORK,
                                             as Trustee

                                        By: /s/ MARIE TRIMBOLI
                                            -------------------------------
                                            Name:  Marie Trimboli
                                            Title: Assistant Vice President